FOR IMMEDIATE RELEASE:  April 23, 1999

CONTACT:  Robert G. Seega  508-389-2178 (days)
          (Investors)      508-949-1796 (evenings)
                           seega@neesnet.com (electronic mail)

        Susan Stevens     508/389-3568 (days)
           (Media)        508/389-4966 (evenings)
                          steves@neesnet.com  (electronic mail)



New England Electric
Reports First Quarter Earnings/National Grid Shareholders Approve
Merger


     Westborough, Mass . . . New England Electric System (NEES) today reported first quarter 1999 earnings of $.74 per share on
59.5 million average diluted common shares, compared with $.88 per share on 64.6 million average diluted common shares for the first quarter of 1998. The decrease in earnings reflects significant revenue reductions due to the continuing impact of the restructuring of the utility business and the effect of the divestiture of NEES' nonnuclear generating business. The decrease was partially offset by revenues from increased kilowatthour
(kWh) deliveries, improved results from investments in unregulated ventures and the positive effects of a common share repurchase program.

     Industry restructuring continues to have a negative impact on earnings. Rate reductions were implemented upon the commencement of providing customer choice of electric supplier. These initial rate reductions commenced for all customers in Rhode Island, Massachusetts and New Hampshire on January 1, March 1, and July 1, 1998, respectively. Further rate reductions were provided to customers following the sale of NEES' nonnuclear generating business on September 1, 1998. The combined effect of these events reduced first quarter revenues and operating expenses by a net of approximately $.45 per share.

     These decreases were partially offset by improved results from NEES' unregulated businesses. Growth of these businesses increased first quarter 1999 revenues by $70 million and eliminated first quarter 1998 losses of approximately $.08 per share. Earnings in the first quarter of 1999 were also positively affected by: a) increased kWh deliveries of approximately 2.8 percent in the first quarter of 1999 compared with 1998 as a result of a continued strong economy and the effect of weather (approximately $.03 per share) and b) reduced interest expense and increased interest income due to the reinvestment of the proceeds from the sale of the nonnuclear
generating business (approximately $.15 per share).   NEES' 1998
common share repurchase program improved earnings in 1999 by approximately $.04 per share.

     In other news, on Thursday, April 22, 1999, shareholders of the National Grid Group plc (National Grid) (LSE:NGG) approved the company's proposed acquisition of NEES at National Grid's Extraordinary General Meeting with more than 99% of votes in favor, according to NEES President and Chief Executive Officer Rick Sergel. The $3.2 billion merger was announced on December 14, 1998.

     "This is very encouraging to have such a resounding vote of approval from National Grid's shareholders. This bodes well for customers, because the sooner this merger is completed, the sooner our customers can begin enjoying the benefits," said Sergel.

     NEES and National Grid were granted early termination of the Hart-Scott-Rodino waiting period on the proposed merger on April 9, 1999. The merger is subject to a number of additional regulatory approvals. On April 21, 1999, the New Hampshire Public Utilities Commission (NHPUC) issued an order finding that the NEES/National Grid merger filing did not satisfy the requirements for exemption from the NHPUC's formal review process. A procedural schedule for the NHPUC's review is expected to be established on May 4, 1999.

   NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES (CONSOLIDATED)

                               First Quarter Ended March 31,
                               1999                1998
Operating Revenue                          $ 657,502,000    $ 619,563,000

Net Income                                 $  44,153,000    $  56,878,000

Average Common Shares - Basic                 59,355,248       64,532,863

Average Common Shares - Diluted               59,502,829       64,616,568

Net Income per Share - Basic                        $.74             $.88

Net Income per Share - Diluted                      $.74             $.88



                                   Twelve Months Ended March 31,
                                        1999                    1998

Operating Revenue                          $2,458,472,000   $2,484,007,000

Net Income                                 $  177,317,000   $  215,096,000

Average Common Shares - Basic                  61,082,450       64,791,620

Average Common Shares - Diluted                61,195,181       64,851,221


Net Income per Share - Basic                        $2.90            $3.32

Net Income per Share - Diluted                      $2.90            $3.32


   New England Electric System (NEES) is a public utility holding company headquartered in Westborough, Massachusetts. Its regulated subsidiaries are engaged in the transmission, distribution, and sale of electricity. NEES' electricity distribution subsidiaries serve 1.4 million customers in Massachusetts, Rhode Island, and New Hampshire. Unregulated subsidiaries are engaged in the marketing of energy commodities and services and the construction and leasing of telecommunications infrastructure.